As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

ATLAS TECHNOLOGY GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-337095
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2001 152nd Avenue NE
Redmond, Washington 98052
(Address of Principal Executive Offices) (Zip Code)
_______________

2004 Employee Stock Incentive Plan
(Full title of the plan)
_______________

Peter B. Jacobson
Chief Executive Officer
2001 152nd Avenue NE
Redmond, Washington 98052
(425) 458-2360
(Name and Address of Agent for Service)
_______________

Copy to:
I. Bobby Majumder, Esq.
Hughes & Luce, LLP
1717 Main Street
Suite 2800
Dallas, Texas 75201
(214) 939-5849

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.0004 per share	8,464,201	$0.80	$6,771,361	$207.88

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0004 (the “Common Stock”), of Atlas Technology Group, Inc. (the “Registrant”) that become issuable under the plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)
Estimated pursuant to Rule 457(h) under the Securities Act, based on the average high and low sales prices per share of Common Stock as reported on the NASD Over-The-Counter Bulletin Board for the Registrant’s Common Stock on September 11, 2007 which was $0.80 per share.

(3)	Calculated pursuant to Rule 457(h) and Section 6(b) under the Securities Act by multiplying the proposed maximum aggregate offering price of all securities to be registered by 0.00003070.

PART I

In accordance with Rule 428(b) under the Securities Act, the documents containing the information called for by Part I, Items 1 and 2, of Form S-8 will be sent or given to individuals who participate in the 2004 Employee Stock Incentive Plan (the “2004 Plan”) and are not being filed with or included in this Registration Statement on Form S-8 (this “Registration Statement”).

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Registration Statement is being filed for the purpose of registering the offering and the issuance of (i) 8,374,201 shares of the Registrant’s Common Stock to be issued pursuant to options granted under the Registrant’s 2004 Plan and (ii) 90,000 shares of the Registrant’s Common Stock available for issuance under the Registrant’s 2004 Plan.

Item 3.	Incorporation Of Documents By Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference as of their respective dates:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC on April 16, 2007;

(b) The Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007 and June 30, 2007, as filed with the SEC on May 21, 2007 and August 15, 2007, respectively;

(c) The Registrant’s Current Reports on Form 8-K as filed with the SEC on January 25, 2007, June 19, 2007, July 13, 2007 and July 31, 2007; and

(d) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 10SB12G/A, as filed with the SEC on July 10, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description Of Securities.

Not applicable.

Item 5.	Interests Of Named Experts And Counsel

Not applicable.

Item 6.	Indemnification Of Directors And Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation, as amended, eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant’s Certificate of Incorporation, as amended, further provides that: “If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.”

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful, as determined in accordance with the Delaware General Corporation Law.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Hughes & Luce, LLP, as to the legality of the offering and the issuance of the securities being registered.

10.1	Registrant’s 2004 Employee Stock Incentive Plan.

23.1	Consent of Williams & Webster, P.S.

23.2	Consent of Hughes & Luce, LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page hereto.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the offering and the issuance of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the offering and the issuance of the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on September 12, 2007.

ATLAS TECHNOLOGY GROUP, INC.

By:	/s/ Peter B. Jacobson
Peter B. Jacobson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter B. Jacobson, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 12, 2007 by the following persons in the capacities indicated.

/s/ Peter B. Jacobson	Chief Executive Officer and Director
Peter B. Jacobson	(Principal Executive Officer)

/s/ B.S.P. Marra	Chief Financial Officer and Director
B.S.P. Marra	(Principal Financial and Accounting Officer)

Director
Robert Altinger

/s/ Andrew Berger	Director
Andrew Berger

/s/ W. Gordon Blankstein	Director
W. Gordon Blankstein

/s/ Robert C. Gardner	Director
Robert C. Gardner

Index to Exhibits

Exhibit Number	Description

5.1	Opinion of Hughes & Luce, LLP, as to the legality of the offering and the issuance of the securities being registered.

10.1	Registrant’s 2004 Employee Stock Incentive Plan.

23.1	Consent of Williams & Webster, P.S.

23.2	Consent of Hughes & Luce, LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page hereto.